Exhibit 99.1

EyeGate is Now Kiora Pharmaceuticals; Provides Update on Company’s

Sharpened Clinical Development Strategy

SALT LAKE CITY, UT, November 8, 2021 – Kiora Pharmaceuticals, Inc. (NASDAQ: KPRX), (“Kiora” or the “Company”) is the new name of EyeGate Pharmaceuticals, Inc. (NASDAQ: EYEG). Kiora will trade on the Nasdaq Capital Market under the ticker symbol "KPRX" and CUSIP number 49721T101. The new brand reflects the Company’s aim to not only treat common eye conditions, but to develop a revolutionary small molecule therapy that has the potential to restore vision loss for a rare, inherited degenerative retinal disease, Retinitis Pigmentosa. The Company’s newly revamped clinical development strategy is available in the Investors section of the Company’s new website at www.kiorapharma.com.

“The rebranding reflects our sharpened focus on developing novel ophthalmic therapeutics,” said Brian M. Strem, Ph.D., President and Chief Executive Officer of Kiora. "Our small molecule for Retinitis Pigmentosa could offer a revolutionary treatment for a rare disease with a potentially expedited path to market. We’ll continue planned development of our mid and later stage clinical candidates in anterior segment eye diseases and explore partnering opportunities of promising systemic indications outside our core focus.”

Expanded Pipeline and Milestones

Kiora’s pipeline now consists of three assets in early to late-stage development for both common and rare eye diseases. The company anticipates achieving several milestones for these programs that will drive value in the organization.

•	KIO-101, previously known as PP-001, is a next-generation small molecule inhibitor of Dihydroorotate Dehydrogenase (“DHODH”). It has demonstrated picomolar potency with a validated mechanism (blocks T-cell proliferation) that may offer greater safety and tolerability than DHODH inhibitors currently on the market. Anticipated milestones include:

o	Report topline data in fourth quarter of 2021 on a Ph1/2a safety, PK and exploratory ocular surface inflammation (dry eye) trial.

o	Explore licensing opportunities for non-core indications.

•	KIO-301, previously known as B-203, is a light-sensitive small molecule that acts as a reversible ‘photoswitch’, specifically designed to restore the eyes’ ability to perceive and interpret light in visually impaired patients. KIO-301 selectively enters specific retinal ganglion cells (those downstream of degenerated rods and cones) and converts them into light sensing cells, capable of signaling the brain as to the presence or absence of light. Anticipated milestones include:

o	Initiate a Phase 1b clinical trial in the third quarter of 2022 in patients with later-stage Retinitis Pigmentosa.

o	Apply for orphan drug designation in the U.S. in the first quarter of 2022.

o	Further develop the platform for use in patients with Geographic Atrophy, the later stages of Age-Related Macular Degeneration (dry AMD).

•	KIO-201, previously known as Ocular Bandage Gel or “OBG”, is a modified form of the natural polymer hyaluronic acid designed to accelerate ocular surface wound healing. Kiora will be discussing the Phase 3b readiness of KIO-201 for patients undergoing photorefractive keratectomy (“PRK”) surgery for corneal wound repair with the FDA, whilst performing an additional exploratory phase 2 clinical trial in patients with persistent corneal epithelial defects. Anticipated milestones include:

o	Pre-IND meeting with the FDA in the first quarter of 2022 to confirm Phase 3b readiness in PRK surgery.

o	Report topline proof of concept, exploratory phase 2 clinical trial data in persistent epithelial defect patients in the third quarter of 2022.

About Kiora

Kiora is a clinical-stage specialty pharmaceutical company developing and commercializing products for treating ophthalmic diseases. KIO-301 is a molecular photoswitch that has the potential to restore light perception in patients with inherited and/or age-related retinal degeneration. KIO-101 is a next-generation, non-steroidal, immuno-modulatory and small molecule inhibitor of Dihydroorotate Dehydrogenase (“DHODH”) with best-in-class picomolar potency and a validated immune modulating mechanism (T cell proliferation inhibition) designed to overcome the off-target side effects and safety issues associated with DHODH inhibitors. In addition, Kiora is developing KIO-201, a modified form of the natural polymer hyaluronic acid, designed to accelerate corneal wound healing. For more information, please visit www.kiorapharma.com.

Forward-Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the development and commercialization efforts and other regulatory or marketing approval efforts pertaining to Kiora’s products, including KIO-101, KIO-201 and KIO-301, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, market and other conditions and certain risk factors described under the heading “Risk Factors” contained in Kiora’s Annual Report on Form 10-K filed with the SEC on March 25, 2021 or described in Kiora’s other public filings. Kiora’s results may also be affected by factors of which Kiora is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Kiora expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions, or circumstances on which any such statement is based, except as required by law.

Investor Contact

Corey Davis, Ph.D.

LifeSci Advisors

(212) 915-2577

cdavis@lifesciadvisors.com